UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South Suite 900 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each of which represents a 1/40th ownership interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, $1,000 liquidation preference per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-238707

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to Be Registered.

The securities registered hereby are the depositary shares (the “Depositary Shares”), each of which represents a 1/40th ownership interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, $1,000 liquidation preference per share, of Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Registrant”). The descriptions of the Series B Preferred Stock and the Depositary Shares are incorporated by reference to the information set forth under the caption “Description of the Depositary Shares” and “Description of the Series B Preferred Stock” in the prospectus supplement dated May 27, 2020 and filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, in the form in which it was filed with the Securities and Exchange Commission on May 28, 2020, posting publicly on EDGAR on May 28, 2020. The prospectus supplement supplements the prospectus contained in the Registrant’s registration statement on Form S-3 (File No. 333-238707) filed with the Securities and Exchange Commission on May 27, 2020. The Registrant has applied to list the Depositary Shares on the Nasdaq Global Select Market under the symbol “PNFPP.” If the application is approved, we expect trading of the Depositary Shares on the Nasdaq Global Select Market to begin within the 30-day period after the initial delivery of the Depositary Shares. If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Commission and will be incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Charter of Pinnacle Financial Partners, Inc., as amended (Restated for SEC filing purposes only) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 18, 2018)

3.2	Articles of Amendment to the Amended and Restated Charter, as amended, of Pinnacle Financial Partners, Inc. establishing the Series B Preferred Stock, dated June 1, 2020, filed with the Secretary of State of the State of Tennessee on June 1, 2020

3.3	Second Amended and Restated Bylaws of Pinnacle Financial Partners, Inc., as amended (Restated for SEC filing purposes only) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 20, 2017)

4.1	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Charter of Pinnacle Financial Partners, Inc., as amended, and Second Amended and Restated Bylaws of Pinnacle Financial Partners, Inc., as amended, which define the rights of securityholders

4.2	Specimen of Certificate representing the Series B Preferred Stock

4.3	Deposit Agreement, dated June 3, 2020, by and among the Registrant, Computershare Inc. and Computershare Trust Company, N.A. acting jointly as the depositary, and the holders from time to time of the depositary receipts described therein

4.4	Form of Depositary Receipt (included in Exhibit 4.3 hereto)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 3, 2020	PINNACLE FINANCIAL PARTNERS, INC.

	By:	/s/ Harold R. Carpenter
	Name:	Harold R. Carpenter
	Title:	Executive Vice President and Chief Financial Officer